Exhibit 2.2

Execution Version

ASSET PURCHASE AGREEMENT BETWEEN MVP GROUP INTERNATIONAL, INC., MIDWEST - CBK, INC. AND THE OTHER PARTIES HERETO dated as of April 4, 2011

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TABLE OF CONTENTS

SECTION 1.                           DEFINITIONS.

SECTION 2.                           BASIC TRANSACTION.

(a)           Purchase and Sale of Assets.
(b)           Assumption of Liabilities.
(c)           Purchase Price
(d)           The Closing.
(e)           Purchase Price Allocation
(f)           Net Asset Book Value Adjustment.

SECTION 3.                           SELLER’S REPRESENTATIONS AND WARRANTIES.
(a)           Organization of Seller.
(b)           Authorization of Transaction.
(c)           Non-contravention.
(d)           Brokers’ Fees.
(e)           Title to and Condition of Assets.
(f)           Selected Financial Data.
(g)           Real Property.
(h)           Acquired Intellectual Property.
(i)             Acquired Tangible Assets.
(j)            Acquired Inventory.
(k)           Acquired Contracts.
(l)           Acquired Receivables.
(m)           Environmental, Health, and Safety Matters
(n)           Legal Compliance
(o)           Tax Matters.
(p)           Litigation
(q)           Product Warranty; Product Liability.
(r)           Solvency
(s)           Employees and Independent Contactors.
(t)           Accounts Payable
(u)           Acquired Assets
(v)           Transactions with Related Parties
(w)           Absence of Certain Payments
(x)           Absence of Undisclosed Liabilities

SECTION 4.                           BUYER’S REPRESENTATIONS AND WARRANTIES. [INSERT PAGE NUMBER]

(a)           Organization of Buyer and SPEs.
(b)           Ownership of Buyer and SPEs.
(c)           Authorization of Transaction.
(d)           Non-contravention.

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(e)           Brokers’ Fees.

SECTION 5.                           POST-CLOSING COVENANTS.

(a)           General
(b)           Amendment to 2007 Asset Purchase Agreement
(c)           Preservation of Records
(d)           Employee Matters
(e)           Non-Competition.
(f)           Name Change
(g)           Amendment to License Agreement
(h)           License Consents
(i)           Additional Agreements of Buyer and Seller
(j)           IDB Property and IDB Lease
(k)           Real Property Taxes

SECTION 6.                           DELIVERIES AT THE CLOSING; CONDITIONS AND TERMINATION.

(a)           Deliveries of Seller.
(b)           Deliveries of Buyer.

SECTION 7.                           REMEDIES FOR BREACHES OF THIS AGREEMENT.

(a)           Survival of Representations and Warranties.
(b)           Indemnification Provisions for Buyer’s Benefit.
(c)           Indemnification Provisions for Seller’s Benefit.
(d)           Limitations.
(e)           Notice of Potential Claims for Indemnification.
(f)           Objection to Non-Third-Party Indemnification Claim.
(g)           Matters Involving Third Parties.
(h)           Determination of Adverse Consequences.
(i)            Exclusive Remedy.
(j)            Blyth Guaranty

SECTION 8.                           MISCELLANEOUS.

(a)           Press Releases and Public Announcements.
(b)           No Third-Party Beneficiaries.
(c)           Entire Agreement.
(d)           Succession and Assignment.
(e)           Payments to Buyer.
(f)           Counterparts.
(g)           Headings.
(h)           Notices.
(i)            Governing Law.
(j)            Amendments and Waivers.
(k)           Severability.
(l)            Expenses.
(m)           Construction.
(n)           Incorporation of Exhibits and Schedules.

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(o)           Confidentiality Agreement.

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Schedules and Exhibits

Schedules

Schedule 1                                      -           Acquired Contracts
Schedule 2                                      -           Acquired Intellectual Property
Schedule 3                                      -           Assumed Purchase Orders
Schedule 4                                      -           Excluded Assets
Schedule 4(b)                                 -           Ownership of Buyer
Schedule 5                                      -           Excluded Liabilities
Schedule 5(i)                                  -           Transition Services
Schedule 5(j)                                  -           Back Stop Letter of Credit
Schedule 6                                      -           Leased Real Property
Schedule 7                                      -           Purchase Price Allocation
Schedule 8                                      -           Personnel
Schedule 9                                      -           Restricted Customers
Schedule 10                                    -           License Consents

Exhibits

Exhibit A                                     -           Form of Assignment and Assumption Agreement
Exhibit B-1                                      -           Form of Patent Assignment
Exhibit B-2                                      -           Form of Trademark Assignment
Exhibit B-3                                      -           Form of Copyright Assignment
Exhibit B-4                                      -           Form of Foreign Patent Assignment
Exhibit B-5                                      -           Form of Foreign Trademark Assignment
Exhibit C                                         -           Selected Financial Data
Exhibit D-1                                     -            Form of Lease Assignment and Assumption Agreement (Midwest-CBK)
Exhibit D-2                                     -            Form of Lease Assignment and Assumption Agreement (Blyth Asia Limited)
Exhibit D-3                                     -            Form of Lease Assignment and Assumption Agreement (IDB Lease)
Exhibit E                                         -            Form of Loan Agreement
Disclosure Schedule                    -            Exceptions to Representations and Warranties

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of April 4, 2011, by and between MVP GROUP INTERNATIONAL, INC., a Kentucky corporation (“Buyer”), MIDWEST - CBK, INC., a New York corporation (“Seller”), the SPEs (as defined below) and, solely for purposes of Section 7(j), Blyth, Inc., a Delaware corporation (“Blyth”).  Buyer and Seller are referred to collectively herein as the “Parties.”

WHEREAS, Buyer desires to purchase from Seller substantially all of the assets of Seller’s Wholesale business segment, the primary products of which include candles and related accessories, seasonal decorations and home décor products and which is primarily conducted under the trademarks “CBK,” “Colonial Candle,” “Colonial Candle of Cape Cod,” “Colonial at HOME” and “Seasons of Cannon Falls” (the “Business”), and to assume certain of the liabilities of Seller related thereto; and

WHEREAS, Seller desires to sell to Buyer such assets and assign to Buyer such liabilities.

Now, therefore, in consideration of the foregoing premises and the mutual promises herein made and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

SECTION 1.                                Definitions.

“Acquired Assets” means all of Seller’s right, title, and interest in and to the following, and only the following, specified assets:

(a)           the Leased Real Property;

(b)           the Owned Real Property;

(c)           the Acquired Elkin Assets;

(d)           the Acquired Union City Assets;

(e)           the Acquired Cannon Falls Assets;

(f)           the Assumed Purchase Orders;

(g)           the Acquired Receivables;

(h)           the Acquired Contracts;

(i)           the Acquired Intellectual Property;

(j)           the Acquired Inventory;

(k)           the Acquired Rights;

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(l)           the Prepaid Expenses;

(m)           the Pending Claims; and

(n)           the Miscellaneous Assets.

provided, however, that the term “Acquired Assets” shall not include any of the Excluded Assets.

“Acquired Contracts” means the agreements, contracts, leases, subleases and other similar arrangements (in each case, whether written or oral), and rights thereunder listed on Schedule 1.

“Acquired Cannon Falls Assets” means all of the tangible assets of Seller that are used to operate the Cannon Falls Facility.

“Acquired Elkin Assets” means all of the tangible assets of Seller that are used to operate the Elkin Facility.

“Acquired Intellectual Property” means (i) the Intellectual Property listed on Schedule 2, provided, that, to the extent that Seller uses any unregistered trademarks or product names in connection with the Business that are not listed on Schedule 2, such unregistered trademarks or product names shall be Acquired Intellectual Property and (ii) the copyright or other proprietary right embodied in any original works of authorship either created by Seller or for which Seller has obtained the intellectual property rights and which are transferred into Buyer’s physical possession pursuant hereto.

“Acquired Inventory” means the inventory of the Business as listed on Exhibit INV to the Closing Date Net Asset Book Value Statement.

“Acquired Receivables” means the accounts, notes, and other receivables of the Business which are listed on Exhibit AR to the Closing Date Net Asset Book Value Statement, including the non-trade receivables listed on Exhibit NR to the Closing Date Net Asset Book Value Statement.

“Acquired Rights” means all rights of Seller arising on or after the Closing Date associated with the Acquired Contracts and all rights of Seller associated with the Acquired Receivables.

“Acquired Union City Assets” means all of the tangible assets of Seller that are used to operate the Union City Facility.

“Additional Assurances” has the meaning set forth in Section 8(o) below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes,  liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

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“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act; provided, however, that, with respect to Seller, “Affiliate” shall mean, collectively, Blyth and any direct and indirect subsidiaries of Blyth.  With respect to Buyer, “Affiliate” shall include the SPEs unless Seller exercises its rights under that certain Pledge Agreement (as that term is defined in the Loan Agreement).

“Agreement” has the meaning set forth in the preface above.

“Aggregate Accounting Fees” has the meaning set forth in Section 2(f)(iii) below.

“Assumed Accounts Payable” means the accounts payable listed on Exhibit AP to the Closing Date Net Asset Book Value Statement.

“Assumed Accrued Expenses” means the accrued expenses listed on Exhibit AE to the Closing Date Net Asset Book Value Statement.

“Assumed Liabilities” means the following, and only the following, liabilities of the Seller:

(a)	the Assumed Accounts Payable;

(b)	the Assumed Purchase Orders;

(c)	the Assumed Accrued Expenses;

(d)	all obligations and liabilities of Seller under the Acquired Contracts arising or accruing on or after the Closing Date;

(e)	all obligations and liabilities of Seller under the Leases arising or accruing on or after the Closing Date;

(f)	all obligations and liabilities arising out of Buyer’s or the SPEs’ ownership and/or operation of the Elkin Facility on or after the Closing Date;

(g)	all obligations and liabilities arising out of Buyer’s or the SPEs’ lease, ownership and/or operation of the Union City Facility on or after the Closing Date;

(h)	all obligations and liabilities arising out of Buyer’s or the SPEs’ ownership and/or operation of the Cannon Falls Facility on or after the Closing Date;

(i)	all obligations and liabilities arising out of Buyer’s operation of the Business on or after the Closing Date; and

(j)	all obligations and liabilities arising out of Buyer’s or the SPEs’ ownership and/or operation of the Owned Real Property set forth in clause (a) of the definition thereof.

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provided, however, that the term “Assumed Liabilities” shall not include any of the Excluded Liabilities.

“Assumed Purchase Orders” means the open inventory purchase orders related to the Business as of 11:59 p.m., New York City time on the Closing Date to be listed on the updated Schedule 3 to be delivered pursuant to Section 2(f)(i), below.

“Blyth” has the meaning set forth in the preface above.

“Business” has the meaning set forth in the preface above.

“Buyer” has the meaning set forth in the preface above.

“Buyer Closing Date Net Asset Book Value Statement” has the meaning set forth in Section 2(f) below.

“Buyer Determined Closing Date Net Asset Book Value Statement” has the meaning set forth in Section 2(f) below.

“Cannon Falls Facility” means the office and support center facilities of Seller located at 32057 and 32007 64th Avenue, Cannon Falls, MN 55009.

“CERCLA” has the meaning set forth in Section 3(m) below.

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“Closing Date Net Asset Book Value” means the Net Asset Book Value, as of 11:59 p.m., New York City time, on the Closing Date.

“Closing Date Net Asset Book Value Statement” has the meaning set forth in Section 2(f) below; provided, however, that pending delivery of the Closing Date Net Asset Book Value Statement as provided in such Section 2(f), the term Closing Date Net Asset Book Value Statement shall mean Exhibit C attached hereto, except that, to the extent that any of the assets and liabilities shown on such Exhibit C have changed between the Financial Statement Date and the Closing Date, such Exhibit C shall be deemed to be adjusted to reflect such changes in the assets and liabilities shown thereon during the period from the Financial Statement Date to and including the Closing Date.  Notwithstanding any provisions of this Agreement to the contrary in determining the Closing Date Net Asset Book Value (i) the net book value of the property, plant and equipment as set forth on the summary page of Exhibit C shall be the net book value of such property, plant and equipment and (ii) the liabilities being added back in determining the Closing Date Net Asset Book Value and the cash payment due Seller at Closing as set forth on the summary page of Exhibit C shall be added back to the extent such liabilities are included in the Closing Date Net Asset Book Value Statement.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Confidentiality Agreement” means that certain Confidentiality Agreement between the Buyer and Blyth.

“Confidential Information” has the meaning ascribed to such term in the Confidentiality Agreement.

“Contract Consent Costs” has the meaning ascribed to such term in 0 below.

“Disclosure Schedule” has the meaning set forth in Section 3 below.

“Dispute Resolution Period” has the meaning set forth in Section 7(f) below.

“Elkin Facility” means the plant and distribution center of Seller located at 430 Gentry Lane, Elkin, North Carolina  28621.

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“Excluded Assets” means (i) all of the membership interests in and any assets of The Sterno Group LLC, a Delaware limited liability company, (ii) all of the capital stock and any assets (other than Miscellaneous Assets) of KWA, Inc., a Minnesota corporation, (iii) all of the capital stock and any assets (other than Miscellaneous Assets) of Blyth Asia Limited, a Hong Kong private company, (iv) all of the capital stock and any assets of Midwest of Cannon Falls Inc. (Canada), a Canada federal corporation, (v) the stand alone distribution facility at 1000 Candle Wycke Lane, Elkin, NC  28621 and (vi) the assets of the Seller that are listed on Schedule 4.

“Excluded Liabilities” means any liability or obligation of Seller other than those set forth in the definition of “Assumed Liabilities”, including: (a) any liability arising out of or relating to the operation of the Business by Seller prior to the Closing Date or Seller’s leasing, ownership or operating of real property, including any liability relating to products manufactured or distributed by or for the Seller, prior to the Closing Date; (b) any liability under any Acquired Contract that arises out of or relates to any breach of such Acquired Contract (or occurrence that would, with the passage of time, lead to the breach of such Acquired Contract) that occurred prior to the Closing Date; (c) any liability of Seller or any of Seller’s Affiliates for Taxes relating to any period on and prior to the Closing Date, including any liability of Seller or any of Seller’s Affiliates for Taxes as a result of Seller’s operation of the Business prior to the Closing Date or, except as otherwise agreed to in Section 8(l), Taxes payable by Seller or any of Seller’s Affiliates that will arise as a result of the sale of the Assets pursuant to this Agreement; (d) any liability of Seller that relates to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, health care plans or benefits or other employee plans

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or benefits of any kind for Seller’s employees or former employees or both, in every case arising out of and relating to Seller’s employment of such employees or former employees and including any liability of Seller under any employment, severance, retention or termination agreement with any employee of Seller or any of Seller’s Affiliates; (e) any liability of Seller or any of Seller’s Affiliates as set forth in Schedule 5, (f) any liability of Seller under this Agreement or other document executed in connection with the transactions contemplated hereby; and (g) any liability of Seller based upon Seller’s acts or omissions occurring after the Closing.

“Final Closing Date Net Asset Book Value” has the meaning set forth in Section 2(f) below.

“Financial Statement Date” means February 26, 2011.

“Fragrance Names” has the meaning set forth in Section 3(h)(iii) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Guaranty” has the meaning set forth in Section 5(d) below.

“IDB Lease”  means that certain Second Amended and Restated Master Industrial Development Lease Agreement between The Industrial Development Board of the City of Union City, Tennessee and CBK,LTD., LLC dated June 1, 1995.

“IDB Property” shall mean the property leased by Seller pursuant to the IDB Lease, including the improvements thereon.

“Improvements” has the meaning set forth in Section 3(g) below.

“Indemnification Notice” has the meaning set forth in Section 7(e) below.

“Indemnified Party” has the meaning set forth in Section 7(e) below.

“Indemnifying Party” has the meaning set forth in Section 7(e) below.

“Intellectual Property” means: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names and telephone numbers, together with translations, adaptations, derivations, and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith, (c) websites, graphics, designs, labels, packaging and other copyrightable works, copyrights, and applications, registrations, and renewals in connection therewith, (d) product specifications, formulations, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) computer software (including source code, executable code, data, databases, and related documentation), (f) advertising and promotional materials, (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

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“Interim Depreciation Amount” has the meaning set forth in Section 2(c) below.

“IP Assignments” shall mean the Patent Assignment, Trademark Assignment, Copyright Assignment, foreign Patent Assignment and foreign Trademark Assignment in the form of Exhibit B-1, Exhibit B-2, Exhibit B-3, Exhibit B-4 and Exhibit B-5, respectively.

“Knowledge” means actual knowledge of Rick Contino, Sean Peters and Treesa Hundley after reasonable investigation.

“Leased Real Property” means the real property leased by Seller listed in Schedule 6 below.

“Lease Assignments” shall mean the assignment and assumption agreements in the form of Exhibit D-1, Exhibit D-2, Exhibit D-3 with respect to applicable Lease.

“Leases” means the lease agreements or other contracts, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller holds any interest in any Leased Real Property.

“Lien” means any mortgage, pledge, lien, right of way, easement, encroachment, encumbrance, charge, claim or other security interest or restriction on use other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and as to which appropriate reserves have been established and (b) purchase money liens and liens securing rental payments under capital lease arrangements.

“Loan Agreement” shall mean that certain Loan Agreement by and among the SPEs, Seller and the other parties thereto attached hereto as Exhibit E and the other documents and agreements required to be executed in connection therewith, including the Pledge Agreement, the deeds of trust, mortgages and other documents to perfect the security interests granted pursuant to that agreement.

“Material Adverse Change” means any change, event, effect or condition that, individually or together with any other change, event, effect or condition, has had, or is reasonably likely to have, a material adverse effect on the Business, the Acquired Assets, the Assumed Liabilities, results of operations or financial condition of the Business, taken as a whole, or on the ability of Seller to consummate timely the transactions contemplated hereby; provided, however, that none of the following shall constitute a Material Adverse Change: any adverse change, event, effect or condition (i) arising from or relating to general economic, financial or securities market conditions in the United States or global economy, including changes in interest or exchange rates, (ii) arising from or relating to general changes or developments in the industries in which the Business operates, including general changes in any legal requirement of any governmental authority of general applicability to companies in the industries in which the Business operates, (iii) arising from or relating to national or international political or social conditions, including the engagement by the United States in hostilities,

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whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack anywhere in the world or any escalation or worsening of any such hostilities, (iv) as a result of changes in GAAP,  (v) arising from or relating to financial, banking, or securities markets, or (vi) as a result of or related to this Agreement, the transactions contemplated hereby or the announcement hereof, including on the customers and suppliers of the Business, except, in the case of the foregoing clauses (i), (ii), or (iii), to the extent such events, circumstances, developments, changes or effects referred to therein have a materially disproportionate impact on the Business, taken as a whole, as compared to other companies in the industry in which the Business operates.  In addition to the foregoing, if Seller intentionally or willfully refuses or fails to perform any covenant hereunder due on or before Closing, then such an intentional or willful refusal or failure shall, after notice and a reasonable opportunity to cure, constitute a Material Adverse Change.

“Material Adverse Effect” means any effect that would be materially adverse to the ability of any Party to consummate timely the transactions contemplated hereby in accordance with the terms set forth herein.

“Miscellaneous Assets” means the tangible personal property listed on Exhibit QA to the Closing Date Net Asset Book Value Statement. The life insurance policies listed on Exhibit QA-1 to the Closing Date Net Asset Book Value Statement (and the related trust agreement) are Excluded Assets and shall not treated as Miscellaneous Assets or Acquired Assets.

“Net Asset Book Value” means the difference between (a) the sum of the values of the Acquired Inventory, the Acquired Receivables, the Acquired Elkin Assets, the Acquired Union City Assets, the Acquired Cannon Falls Assets, the Owned Real Property, the IDB Property, the Miscellaneous Assets and the Prepaid Expenses less (b) the amount of the Assumed Accounts Payable and the Assumed Accrued Expenses, in each case determined in accordance with the Seller’s Past Practice.

“Net Asset Book Value Adjustment” means the adjustment to the Purchase Price provided for in Section 2(f).

“Note Face Amount” has the meaning set forth in Section 2(c) below.

“Objection” has the meaning set forth in Section 7(f) below.

“Ordinary Course of Business” means the ordinary course of the Seller’s business as presently conducted.

“Owned Real Property” means the real property owned by Seller and located at (a) that certain 17 acre (approximate) lot located in Union City, Civil District 13, Obion County, Tennessee, bounded by North Clover Street, Everett Boulevard, Sherwood Drive that is east of Seller's facility at 600 Sherwood Drive, Union City, Tennessee  38261, (b) 430 Gentry Lane, Elkin, North Carolina  28621 and (c) 32057 and 32007 64th Avenue, Cannon Falls, MN 55009.

“Party” has the meaning set forth in the preface above.

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“Pending Claims” means any claim that Seller may have related to the Business for funds recoverable under the Continued Dumping and Subsidy Offset Act of 2000.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Personnel” has the meaning set forth in Section 3(s) below.

“Prepaid Expenses” means the prepaid expenses listed on Exhibit PE to the Closing Date Net Asset Book Value Statement.

“Purchase Price” has the meaning set forth in Section 2(c) below.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Real Property Laws” has the meaning set forth in Section 3(g) below.

“Restricted Business” means selling Restricted Products in the Restricted Territories.

“Restricted Customers” means the customers listed on Schedule 9 hereto.

“Restricted Period” has the meaning set forth in Section 5(e)(i) below.

“Restricted Products” means (a) candles, seasonal decorations and home décor products and (b) private label liquid or dry pot pourri and private label incense.

“Restricted Territories” has the meaning set forth in Section 5(e)(i) below.

“Sales Figures” has the meaning set forth in Section 3(f) below.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Selected Financial Data” has the meaning set forth in Section 3(f) below.

“Seller’s Past Practice” means the practices and procedures (including, assumptions, valuation methods and estimates and methods of accounting used for purposes of determining the book value of inventory (including inventory in the assets on the balance sheet when title to such inventory passes to Seller), receivables, allowance for doubtful accounts, customer incentives and discounts and returns and allowances) used by Seller in the Ordinary Course of Business in determining the book value of the assets and liabilities of the Seller for purposes of preparing financial statements of the Seller in accordance with GAAP, consistently applied, which practices and procedures have been disclosed to Buyer insofar as they relate to the valuation of the assets and liabilities of the Seller that are included in the Net Asset Book Value.

“Seller” has the meaning set forth in the preface above.

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“SPEs” shall mean, collectively, (i) 430 Gentry Road, LLC, a North Carolina Limited Liability Company, (ii) 32007 64th Street, LLC, a Minnesota Limited Liability Company and (iii) 600 East Sherwood, LLC a Tennessee Limited Liability Company, each of which may be referred to herein as an SPE.

“Structuring Matters” means the failure by Buyer and India Overseas Bank to resolve to the satisfaction of India Overseas Bank (x) United States Tax withholding requirements or (y) arrange for the transfer of the outstanding swap agreement between Buyer and Royal Bank of Scotland (under Buyer’s existing credit facility with Royal Bank of Scotland) to a swap agreement between Buyer and India Overseas Bank (under Buyer’s credit facility being put into place with India Overseas Bank).

“Tax” or “Taxes” means any federal, state, local, or foreign taxes, charges, fees, imposts or other assessments, including those related to income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Benefit” has the meaning set forth in Section 7(g) below.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tennessee SPE” shall mean the SPE referred to in clause (iii) of the defined term “SPEs.”

“Termination Fee” has the meaning set forth in Section 6(d) below.

“Third-Party Claim” has the meaning set forth in Section 7(g) below.

“Transaction Documents” has the meaning set forth in Section 3(b) below.

“Union City Facility” means the office facility and distribution center of Seller located at 600 Sherwood Drive, Union City, Tennessee  38261.

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SECTION 2.                                Basic Transaction.

(a)           Purchase and Sale of Assets.

On and subject to the terms and conditions of this Agreement, Buyer and the SPEs agree to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.  All Acquired Assets shall be acquired by the Buyer except for the Acquired Assets acquired by the SPEs as specifically set forth on Exhibit A of the Assignment and Assumption Agreement.

(b)           Assumption of Liabilities.

On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing.  Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities.

(c)           Purchase Price

.  The Buyer and SPEs agree to pay to the Seller an amount (the “Purchase Price”) equal to $35,757,741 less (i) the product of $3,500 multiplied by the number of days from and after March 26, 2011 to and including the earlier of April 30, 2011 and the Closing Date and (ii) the product of $4,400 multiplied by the number of days, if any, from and after April 30, 2011 to and including the Closing Date (the sum of the amounts described in (i) and (ii), the “Interim Depreciation Amount”).  The Purchase Price shall be payable by (A) wire transfer of $23,659,721 in immediately available U.S. dollar funds to an account designated by Seller and (B) the issuance of a Promissory Note (as defined in the Loan Agreement) in the face amount of $12,098,020 less the Interim Depreciation Amount (the “Note Face Amount”).  The Purchase Price is subject to adjustment as provided in Section 2(f) below.  At the Closing, the Buyer and SPEs shall also pay to Seller an additional amount equal to the product of the Note Face Amount multiplied by 4.50%, which amount represents interest for the first year on the Promissory Note.

(d)           The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Alston & Bird LLP, in Atlanta, Georgia, commencing at 12:01 a.m. local time on May 31, 2011, or such earlier date as the Seller and Buyer may agree, (the “Closing Date”) and the effective time of the Closing shall be 11:59 p.m. New York City time on the Closing Date.

(e)           Purchase Price Allocation

.  The Purchase Price is being allocated among the Acquired Assets by the Parties as set forth on Schedule 7 and if the Purchase Price is adjusted pursuant to Section 2(f), below, such adjusted Purchase Price will be allocated in a manner consistent with the allocation set forth on Schedule 7.  Such allocation is intended to comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended.  Seller and Buyer shall file Form 8594 with their respective Tax Returns consistent with such allocation.  The Parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local Tax, including the calculation of gain, loss and basis with reference to the Purchase Price allocation made pursuant to this Section 2(e).  The parties shall not take any action or position inconsistent with the obligations set forth in this Agreement.  Seller agrees to indemnify and hold Buyer and its Affiliates harmless and Buyer hereby agrees to indemnify and hold Seller harmless, from and against any and all losses, liabilities and expenses (including additional income taxes and reasonable fees and disbursements of counsel) that may be incurred by the indemnified party as a result of the failure of the indemnifying party so to report the sale and purchase of the Acquired Assets as required by applicable laws.

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(f)           Net Asset Book Value Adjustment.

(i)           No later than 60 days after the Closing, the Buyer shall deliver to the Seller an unaudited statement of the Closing Date Net Asset Book Value which will be in the same format as Exhibit C hereto, including with respect to exhibits and schedules (the “Closing Date Net Asset Book Value Statement”), together with (A) a certificate of an authorized officer of the Seller stating that the Closing Date Net Asset Book Value Statement was prepared in accordance with Seller’s Past Practice and (B) an updated Schedule 3 (listing of Assumed Purchase Orders) which updated Schedule 3 will be in the same format as Schedule 3 attached hereto and will reflect the open purchase orders related to the Business as of 11:59 p.m., New York City time on the Closing Date.  The Seller shall notify the Buyer, in writing, within ten business days of Buyer’s delivery of the Closing Date Net Asset Book Value Statement whether it agrees or disagrees with the Closing Date Net Asset Book Value as shown on the Closing Date Net Asset Book Value Statement.  If the Seller agrees with the Closing Date Net Asset Book Value Statement, then the Closing Date Net Asset Book Value set forth therein shall be deemed to be final and binding upon the Parties pursuant to Section 2(f)(iv) below and the relevant Party shall make the payment, if any, required of it as set forth in this Section 2(f).

(ii)           If the Seller disagrees with the Closing Date Net Asset Book Value as shown on the Closing Date Net Asset Book Value Statement, then as soon as practicable following the Closing Date (but not later than 30 days after the date upon which Buyer delivers the Closing Date Net Asset Book Value Statement), the Seller shall prepare and deliver to the Buyer, its own statement of the Closing Date Net Asset Book Value which will be in the same format as Exhibit C hereto, including with respect to exhibits and schedules (the “Seller Closing Date Net Asset Book Value Statement” and the Closing Date Net Asset Book Value as reflected on the Seller Closing Date Net Asset Book Value Statement being referred to herein as the “Seller Determined Closing Date Net Asset Book Value”), which Seller Closing Date Net Asset Book Value Statement shall have been have reviewed and approved, in writing, by a nationally recognized accounting or inventory valuation firm reasonably acceptable to Buyer, as fairly presenting the Closing Date Net Asset Book Value.  In preparing the Seller Closing Date Net Asset Book Value Statement, the Seller shall be entitled to have access to the books and records of the Buyer and the work papers of the Buyer prepared in connection with the preparation of the Closing Date Net Asset Book Value Statement and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.  The Seller Closing Date Net Asset Book Value Statement shall be prepared in accordance with Seller’s Past Practice.  In the event that in preparing the Closing Date Net Asset Book Value Statement the Buyer conducts a physical inventory, the Seller shall be entitled to have one or more representatives present during the conduct of such physical inventory.

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(iii)           In the event that the Buyer does not agree with the Seller Determined Closing Date Net Asset Book Value as reflected on the Seller Closing Date Net Asset Book Value Statement, the Buyer shall so inform the Seller in writing within 10 business days after the Buyer’s receipt thereof, such writing to set forth the objections of the Buyer in reasonable detail.  If the Seller and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Date Net Asset Book Value within 15 days after notification by the Buyer to the Seller of a dispute, the Parties shall forthwith refer such unresolved disputed matter to a nationally recognized accounting firm mutually agreeable to the Seller and the Buyer for resolution, with the understanding that: (A) the amount of each such disputed matter, as finally determined by such firm, shall not be less than the amount thereof shown in Seller’s Closing Date Net Asset Book Value Statement nor greater than the amount thereof shown in the Buyer’s objection delivered pursuant to this clause (iii); and (B) such firm shall resolve all disputed items within 20 days after such disputed items are referred to it.  If the Buyer and the Seller are unable to agree on the choice of an accounting firm, then the Buyer and the Seller shall select a regionally or nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms, if applicable, and the accounting firm that initially reviewed and approved the Seller Closing Date Net Asset Book Value Statement as set forth in Section 2(f)(ii)).  The fees and disbursements of the accounting firm engaged pursuant to this Section 2(f)(iii) (the “Aggregate Accounting Fees”) shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, as follows: a portion of the Aggregate Accounting Fees equal to the product of the Aggregate Accounting Fees and a fraction, the numerator of which is the aggregate dollar amount of the disputed items resolved by such accounting firm in favor of the Seller and the denominator of which is the aggregate dollar amount of all disputed items submitted to such accounting firm for resolution, shall be allocated to the Buyer, and the remainder shall be allocated to the Seller (in each case as finally determined by such accounting firm).

(iv)           The Closing Date Net Asset Book Value shall be deemed final for the purposes of this Agreement upon the earliest of (A) the failure of the Seller to object to the Closing Date Net Asset Book Value Statement delivered to Seller by Buyer pursuant to Section 2(f)(i) by the 10th day following receipt thereof by the Seller; (B) the failure of the Seller to deliver to the Buyer the Seller Closing Date Net Asset Book Value Statement reflecting the Seller Determined Closing Date Net Asset Book Value by the 30th day following the receipt by Seller of the Closing Date Net Asset Book Value Statement; (C) the failure of the Buyer to deliver an objection to the Seller Closing Date Net Asset Book Value Statement by the 30th day following receipt thereof by the Seller; (D) the resolution by the Buyer and the Seller of all remaining disputed items with respect to the Closing Date Net Asset Book Value pursuant to the second sentence of Section 2(f)(iii); and (E) the resolution of all disputed items with respect to the Closing Date Net Asset Book Value by a nationally recognized accounting firm in accordance with Section 2(f)(iii).  The final determinations of such matters shall be non-appealable and incontestable by the Parties and their respective successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud.

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(v)           The Buyer shall be entitled to have access to the books and records of the Seller and the work papers of the Seller  prepared in connection with the preparation of the Closing Date Net Asset Book Value Statement and the calculation of the Closing Date Net Asset Book Value and shall be entitled to discuss such books and records and work papers with the Seller and those persons responsible for the preparation thereof.  The accounting firm selected pursuant to Section 2(f)(iii), if any, shall be entitled to have access to the books and records of the Buyer and the Seller and the work papers of the Buyer and the Seller prepared in connection with the preparation of the Closing Date Net Asset Book Value Statement, the Seller Closing Date Net Asset Book Value Statement, the objection of Buyer delivered pursuant to Section 2(f)(iii) and the respective calculations of Closing Date Net Asset Book Value associated therewith, and shall be entitled to discuss such books and records and work papers with the Buyer and the Seller and those persons responsible for the preparation thereof.

(vi)           The Parties agree that the purpose of determining the Closing Date Net Asset Book Value is to measure changes in the applicable components taken into consideration in determining the Closing Date Net Asset Book Value, which components were used in the calculation of the Closing Date Net Asset Book Value as set forth on Exhibit C, including any exhibits and schedules thereto.  Such process is not intended to permit the introduction of different components, judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation or valuation methodologies for the purpose of determining the Closing Date Net Asset Book Value from the judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies described or used, as applicable, in Exhibit C, including any exhibits and schedules thereto.

(vii)           If the Closing Date Net Asset Book Value as finally determined pursuant to this Section 2(f) (the “Final Closing Date Net Asset Book Value”), as adjusted pursuant to the final sentence of this Section 2(f)(vii), exceeds $23,659,721, then, subject to the provisions of the penultimate sentence of this Section 2(f)(vii), the Purchase Price shall be increased by an amount equal to the amount of such excess.  If the Final Closing Date Net Asset Book Value”), as adjusted pursuant to the final sentence of this Section 2(f)(vii), is less than $23,659,721, then, subject to the provisions of the penultimate sentence of this Section 2(f)(vii), the Purchase Price shall be decreased by an amount equal to the amount of such shortfall.  Notwithstanding the foregoing, no adjustment shall be made to the Purchase Price pursuant to this Section 2(f) unless such adjustment as determined pursuant to this Section 2(f)(vii) results in a positive or negative adjustment to the Purchase Price equal to or greater than $200,000, and in such case the entire amount of such positive or negative adjustment shall be made to the Purchase Price.  For the purpose of this Section 2(f)(vii), “Final Closing Date Net Asset Value” shall not include the value of any property, plant and equipment set forth on Exhibit PE to the Closing Date Net Asset Book Value Statement.

(viii)           If, pursuant to Section 2(f)(vii), Buyer is required to make a payment to Seller, Buyer shall pay such amount to the Seller, by wire transfer of immediately available U.S. dollar funds to such account as shall be designated by the Seller in writing, within five business days after the date upon which the Closing Date Net Asset Book Value is deemed final as set forth in Section 2(f)(iv).  If, pursuant to Section 2(f)(vii), Seller is required to make a payment to Buyer, Seller shall pay such amount to the Buyer, by wire transfer of immediately available U.S. dollar funds to such account as shall be designated by Buyer in writing, within five business days after the date upon which the Closing Date Net Asset Book Value is deemed final as set forth in Section 2(f)(iv).

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(g)           Pre-Closing Covenants. Between the date of this Agreement and the Closing Date, Seller shall afford Buyer (at Buyer’s cost and expense) and its representatives access to, during normal business hours, in a manner so as not to interfere with the normal business operations of the Seller and upon reasonable prior written notice, the properties, contracts, books and records and other documents and data pertaining to the Seller related to the business. Any such data or information shall be subject to the Confidentiality Agreement. Except as otherwise contemplated or permitted by this Agreement or with the prior consent of Buyer (such consent not to be unreasonably withheld or delayed), between the date of this Agreement and the Closing Date, Seller shall operate the Business in the Ordinary Course of Business consistent with past practices.  The Seller shall have the exclusive authority to manage and operate the Business during the period between the date of this Agreement Date and the Closing Date.  Seller will not amend or terminate any Acquired Contract between the date of this Agreement and the Closing Date except in the Ordinary Course of Business or with Buyer’s written consent, which shall not be unreasonably withheld or delayed.  Subject to the terms and conditions of this Agreement, between the date of this Agreement and the Closing Date, Seller and Buyer shall, and shall cause their affiliates  to  deliver or cause to be delivered at the Closing the Transaction Documents (including the exhibits to the agreement and the Loan Agreement) and other items to be delivered by such Persons at or prior to the Closing and (ii) not take any action that will have the effect of unreasonably delaying, impairing or impeding the Closing  of the Transactions contemplated by this Agreement.  The Seller shall (at Buyer’s sole cost and expense) use commercially reasonable efforts to assist Buyer in obtaining any financing sought by Buyer in connection with the transactions contemplated hereby including making appropriate officers of the Seller available to participate in informational meetings, assisting with the preparation of information packages and disclosure documents in connection with such financing; provided, that obtaining any such financing shall not be a condition to the Closing of the transactions contemplated by this Agreement.  The Buyer shall use commercially reasonable efforts to resolve the Structuring Matters and shall keep Seller apprised of its discussions and negotiations in connection therewith.

SECTION 3.                                Seller’s Representations and Warranties.

Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”).  The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3 and the other sections of this Agreement pursuant to which disclosure is made or items are referred to in the Disclosure Schedule.

(a)           Organization of Seller.

Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as now being conducted by it, to own and use the properties it purports to own and use, and to perform its obligations under the Acquired Contracts.

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(b)           Authorization of Transaction.

Seller has full corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, including the Exhibits to this Agreement and Loan Agreement (the “Transaction Documents”) and to perform its obligations thereunder.  This Agreement constitutes, and the other Transaction Documents when executed will constitute, the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms and conditions.  The execution, delivery and performance of the Transaction Documents have been duly authorized by Seller.

(c)           Non-contravention.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or the Acquired Assets are subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except (other than with respect to any Acquired Assets) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect.  The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d)           Brokers’ Fees.

Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e)           Title to and Condition of Assets.

Seller has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of any Liens or restriction on transfer.  Seller has the right to transfer the Acquired Assets to Buyer, free and clear of any Liens.  The Acquired Assets which constitute tangible personal property are in normal operating condition, reasonable wear excepted.

(f)           Selected Financial Data.

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Attached hereto as Exhibit C are the following financial data (the “Selected Financial Data”):

(i)           the book value of the Acquired Elkin Assets, as of the Financial Statement Date, determined in accordance with Seller’s Past Practice;

(ii)           the book value of the Acquired Union City Assets, as of the Financial Statement Date, determined in accordance with Seller’s Past Practice;

(iii)           the book value of the Acquired Cannon Falls Assets, as of the Financial Statement Date, determined in accordance with Seller’s Past Practice;

(iv)           the book value of the Acquired Inventory, as of the Financial Statement Date, determined in accordance with Seller’s Past Practice;

(v)           the book value of the Acquired Receivables, as of the Financial Statement Date, determined in accordance with Seller’s Past Practice;

(vi)           the obligations of the Seller in respect of the Assumed Accounts Payables, as of the Financial Statement Date, determined in accordance with Seller’s Past Practice;

(vii)           the expenses incurred by the Seller in operating the Elkin Facility during the period February 1, 2010 through January 31, 2011;

(viii)           the expenses incurred by the Seller in operating the Union City Facility during the period February 1, 2010 through January 31, 2011;

(ix)           the expenses incurred by the Seller in operating the Cannon Falls Facility during the period February 1, 2010 through January 31, 2011; and

(x)           the sales of products by the Seller in connection with the conduct of the Business during the period February 1, 2010 through January 31, 2011 (the “Sales Figures”).

The Selected Financial Data fairly present the values, obligations and expenses set forth therein and are based upon the books and records of the Seller, which have been maintained in accordance with GAAP, consistently applied.

(g)           Real Property.

(i)           Section 3(g)(i) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date, term and termination date, and name of the parties to such Lease document).  Seller has delivered to Buyer a true and complete copy of each such Lease document.  Except as set forth in Section 3(g)(i) of the Disclosure Schedule, with respect to each such Lease:

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  (A)           such Lease is legal, valid, binding, enforceable and in full force and effect;

(B)         the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C)         Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of Seller, there are no disputes with respect to such Lease;

(D)         Seller is not and, to the Knowledge of the Seller, no other party to any Lease is, in breach of or default under such Lease; and, to the Knowledge of Seller, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E)         no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F)         Seller does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G)         the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller;

(H)         Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(I)         Seller has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

(ii)           Except as set forth in Section 3(g)(ii) of the Disclosure Schedule or as do not result in, or would not be reasonably be expected to result in, material liability to the Business, or as would not reasonably be expected to interfere in any material respect with the conduct of the Business, the Seller has good, valid and marketable fee simple title to the Owned Real Property, free and clear of all Liens.  There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Property or any portion thereof.

(iii)           All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair, reasonable wear and tear excepted.

(iv)           The Owned Real Property and, to the Knowledge of Seller, the Leased Real Property is in compliance with all applicable building, zoning, subdivision, health

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and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”).  Seller has not received any notice of violation of any Real Property Law.

(v)           Each parcel of Real Property has direct access to a public street adjoining the Real Property or has access to a public street via insurable easements benefiting such parcel of Real Property, and such access is not dependent on any land or other real property interest that is not included in the Real Property.  None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(vi)           All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon.

(vii)           Seller’s use or occupancy of the Real Property or any portion thereof and the operation of the Business as currently conducted is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(viii)           None of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(h)           Acquired Intellectual Property.

(i)           To the Knowledge of Seller: (a) no third party has interfered with, infringed upon, misappropriated, or violated the Acquired Intellectual Property or is doing any of the aforesaid at this time; and (b) no Acquired Intellectual Property interferes with, infringes upon or violates the intellectual property rights of any third-party.  No copyrighted or copyrightable material included in the Acquired Intellectual Property infringes upon or violates the copyrights of any third party.  No know-how, process, formula, or product included in the Acquired Intellectual Property violates any trade secret of any third party.

(ii)           Schedule 2 identifies (a) each license, agreement, or other permission that Seller has granted to any third party with respect to any of the Acquired Intellectual Property (together with any exceptions) and (b) each license, agreement, or other permission that has been granted to Seller with respect to any of the Acquired Intellectual Property.  All of the items identified on Schedule 2 constitute all of the Acquired Contracts relating to the Acquired Intellectual Property.  With respect to each item listed on Schedule 2 and on Section 3(h)(v) of the Disclosure Schedule, as well as each other item of Acquired Intellectual Property, except as otherwise set forth in Section 3(h)(ii) or Section 3(h)(iv) of the Disclosure Schedule:

(A)         Seller possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction, and Seller is not obligated to pay any royalties with respect thereto;

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(B)         the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)         no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item;

(D)         Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E)         no loss or expiration of the item is threatened, pending, or reasonably foreseeable.

(iii)           Schedule 2 includes (i) all fictional names, trade marks, trade names and service marks that have been registered with the applicable governmental authority, including the United States Patent and Trademark Office or the equivalent national trademark office in any foreign jurisdiction, including the European Union, all of which are currently in compliance with all applicable laws, and are valid and enforceable and (ii) all material unregistered trademarks.  Section 3(h)(iii) of the Disclosure Schedule includes a complete list of common law trademarks for the fragrance names that are used in the Business (the “Fragrance Names”).  Notwithstanding anything to the contrary herein, Seller makes no representations or warranties with respect to any Fragrance Names (including, without limitation, any Fragrance Names not listed on Section 3(h)(iii) of the Disclosure Schedule), including, without limitation, with respect to the existence or extent of common law trademark rights therein or with respect to whether use of such names may violate any third party’s rights.  Neither the inclusion of any Fragrance Name in Section 3(h)(iii) of the Disclosure Schedule nor anything else in this Agreement shall constitute an admission by Seller as to the existence of any protectable rights in such Fragrance Names or be relied upon by Purchaser to assert rights against Seller or its licensees hereafter.

(iv)           Section 3(h)(iv) of the Disclosure Schedule identifies each material item of Acquired Intellectual Property that any third party owns and Seller uses pursuant to license, sublicense, agreement, or permission.  Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).  All of the items identified on Section 3(h)(iv) of the Disclosure Schedule constitute Acquired Contracts.  With respect to each such item of used Intellectual Property required to be identified in Section 3(h)(iv) of the Disclosure Schedule, except as otherwise set forth in Section 3(h)(ii) or Section 3(h)(iv) of the Disclosure Schedule:

(A)         Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(B)         no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, including without limitation, a failure by Seller to pay any required maintenance fees).

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(v)         Section 3(h)(v) of the Disclosure Schedule identifies each patent or registration that has been issued to Seller which is used in the operation of the Business and identifies each pending patent application or application for registration that Seller has made with respect to any of the Intellectual Property used by Seller in the Business. Seller has delivered to Buyer correct and complete copies of all such patents, registrations and applications (as amended to date).  Section 3(h)(v) of the Disclosure Schedule also identifies each material Internet domain name used in the operation of the Business.

(vi)           The Acquired Intellectual Property constitutes all of the material Intellectual Property used by Seller in the operation of the Business.

(i)           Acquired Tangible Assets.

The machinery, equipment, and other tangible assets included in the Acquired Assets are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

(j)           Acquired Inventory.

The Acquired Inventory is all of the inventory currently in existence which is used in connection with the Business conducted with the Acquired Assets.  The Acquired Inventory consists of manufactured and processed parts, work in process, and finished goods, all of which is fit for the purpose for which it was procured or manufactured.  The Acquired Inventory has been written down to its net realizeable value which is the lower of cost or market on Exhibit C.  Inventory now on hand that was purchased after the Financial Statement Date and inventory purchased pursuant to the Assumed Purchase Orders but not yet on hand was purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase.

(k)           Acquired Contracts.

Schedule 1 contains a list of, and Seller has delivered to Buyer a correct and complete copy of, each written Acquired Contract (as amended to date) and a written summary setting forth the material terms and conditions of each oral Acquired Contract.  With respect to Seller, and, to the best knowledge of Seller, each other party to each Acquired Contract: (A) the agreement is legal, valid, binding and enforceable in accordance with its terms, and in full force and effect; (B) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement.  Except as set forth on Section 3(k) of the Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of any transactions contemplated hereby requires Seller to obtain any consent of another person under any material Acquired Contract.

(l)           Acquired Receivables.

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The Acquired Receivables are all of the receivables currently in existence that are related to the Business conducted with the Acquired Assets.  All Acquired Receivables are valid receivables subject to no setoffs or counterclaims and are current and collectible in accordance with their terms and at their recorded amounts, subject only to the reserve for bad debts, charge-backs and the like set forth in Exhibits AR-1, AR-2 and AR-3 to the Closing Date Net Asset Book Value Statement (without duplication).

(m)           Environmental, Health, and Safety Matters.  With respect to the Business and any real property owned or operated by the Business at any time:

(i)           Seller has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii)           Without limiting the generality of the foregoing, Seller has obtained, has complied, and is in compliance with, in each case in all respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Real Property and the operation of its business as conducted thereon; and a list of all such material permits, licenses and other authorizations is set forth in Section 3(m)(ii) of the Disclosure Schedule.

(iii)           Seller has not received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to the operations of the Business or concerning  the Real Property arising under Environmental, Health, and Safety Requirements.

(iv)           Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any Real Property or facility (and no such property or facility is contaminated by any such substance) that would give rise to any current or future material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

(v)           No hazardous substances are present at, on or under any Real Property;

(vi)           Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

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(vii)           Seller has not, at any Real Property, designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos.

(viii)           Seller has furnished to Buyer all environmental audits, reports and other material environmental documents relating to the Business and to the Real Property that are in its possession.

(n)           Legal Compliance.  Seller has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1, et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(o)           Tax Matters.

(i)           Seller has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by Seller (whether or not shown on any Tax Return) have been paid.  Seller is not currently the beneficiary of any extension of time within which to file any income Tax Return.  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii)           There is no material dispute or claim concerning any Tax liability of Seller either: (A) claimed or raised by any authority in writing; or (B) as to which Seller has Knowledge.

(p)           Litigation.  Section 3(p) of the Disclosure Schedule sets forth each instance in which Seller: (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, in either case, affecting the Business or the Acquired Assets.

(q)           Product Warranty; Product Liability.

(i)           Substantially all of the products manufactured, sold, leased, or delivered by Seller in the operation of the Business have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith.

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(ii)           Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller in its operation of the Business conducted with the Acquired Assets.

(r)           Solvency.  Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby.  As used in this Section 3(r), “insolvent” means that the sum of the debts and other probable liabilities of Seller exceed the present fair saleable value of Seller’s assets.

(s)           Employees and Independent Contactors.

(i)           Schedule 8 sets forth the name, annual salary for the fiscal year ended January 31, 2011, hiring date, accrued paid time off and accrued vacation for each of the employees of the Business (the “Personnel”).  None of the Personnel has received any raise or compensation in the last six months except in the Ordinary Course of Business and Seller has made no promise or commitment to change the level of compensation of any Personnel except for annual or employment anniversary date raises of general application in the Ordinary Course of Business.  Seller is not nor has it been in a material dispute with any of the Personnel, and, to the Knowledge of Seller, Seller has no reason to believe that any Personnel will not accept employment or engagement with Buyer if such employment or engagement is so offered.

(ii)           Section 3(s)(ii) of the Disclosure Schedules sets forth a list of all workers’ compensation claims filed against Seller or any of its Affiliates from January 1, 2005 through January 2011 by any Personnel.

(iii)           Each member of the Personnel has been properly classified as an employee or independent contractor, as applicable, under applicable law.

(t)           Accounts Payable.  The Assumed Accounts Payable are related solely to the Business and were incurred in the Ordinary Course of Business.

(u)           Acquired Assets.  The Acquired Assets constitute all of the material assets that are currently utilized by the Seller to operate the Business conducted by Seller with the assets being purchased by Buyer.

(v)           Transactions with Related Parties .  Except as set forth on Section 3(v) of the Disclosure Schedule, no officer, director, or shareholder (or immediate family member of the foregoing) or Affiliate of Seller is currently engaged in transactions with, is currently providing services to, is currently accepting services from, or is otherwise currently doing business with Seller in connection with the Business or the Acquired Assets.

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(w)           Absence of Certain Payments.  Neither Seller nor, to Seller’s Knowledge, any other Person acting for or on behalf of Seller has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Seller (ii) to pay for favorable treatment for business secured for Seller or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, in each case, in violation of any law applicable to Seller.

(x)           Absence of Undisclosed Liabilities.  Except as and to the extent liabilities are specifically reflected in the Financial Statements or disclosed on the Schedules attached hereto or reflected in the Assumed Contracts, the Business has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

SECTION 4.                                Buyer’s Representations and Warranties.

Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and as of the Closing Date.

(a)           Organization of Buyer and SPEs.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as now being conducted by it and to own and use the properties it purports to own and use. The SPEs are special purpose limited liability companies formed for the sole purpose of acquiring the specific Acquired Assets to be acquired by them hereunder and are duly organized, validly existing, and in good standing under the laws of the jurisdiction of their respective incorporation, with full corporate power and authority to own and use the specific Acquired Assets to be acquired by them hereunder.

(b)           Ownership of Buyer and SPEs.

As of the date hereof, all issued and outstanding shares of capital stock of the Buyer and SPEs are held by the persons and in the amounts set forth in Schedule 4(b).

(c)           Authorization of Transaction.

Buyer and the SPEs have full corporate or limited liability company power and authority to execute and deliver the Transaction Documents applicable to them and to perform their

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respective obligations thereunder.  This Agreement constitutes, and the other Transaction Documents when executed will constitute, the valid and legally binding obligation of Buyer and the SPEs, as applicable, enforceable against them in accordance with their terms and conditions.  The execution, delivery and performance of the Transaction Documents have been duly authorized by Buyer and the SPEs.

(d)           Non-contravention.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or any SPE is subject or any provision of their respective charter, organizational document or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or any SPE is a party or by which they are bound or to which any of their respective assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect.  None of Buyer nor the SPEs need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(e)           Brokers’ Fees.

Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

SECTION 5.                                Post-Closing Covenants.

The Parties agree as follows with respect to the period following the Closing:

(a)           General.  Each Party shall, at the request of any other Party from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the Party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets, or for the assumption of the Assumed Liabilities, or to otherwise satisfy and perform the obligations of the Parties hereunder.  Without limiting the generality of the foregoing, Seller shall, upon the request of Buyer, in a timely manner on and after the Closing Date execute and deliver to Buyer such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Buyer of, and to vest fully in Buyer, Seller’s rights to, the Acquired Assets.  In furtherance of the foregoing, Seller shall accumulate weekly the proceeds of any Acquired Receivables received by it and such proceeds shall be remitted to Buyer no later than the third business day following the last day of the week in which received and shall be held in trust for the benefit of Buyer until so remitted.

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(b)           Amendment to 2007 Asset Purchase Agreement.  Section 6(c) of that certain Asset Purchase Agreement dated April 27, 2007 to which Buyer and Candle Corporation of America are parties is hereby deleted in its entirety and shall have no further force or effect.

(c)           Preservation of Records.  Seller shall preserve and keep copies of all financial records and other data (to the extent not physically transferred to the Buyer at or after the Closing) related to the Business conducted with the Acquired Assets, including customer lists, referral sources, research and development reports, production reports, any performance testing results on products, service and warranty records, financial and accounting records, creative materials, advertising materials, promotional materials, correspondence and other similar documents for a period of five years from the Closing Date and shall make such documents available to Buyer as may be reasonably required by Buyer in connection with, among other things, the conduct by the Buyer of the Business conducted with the Acquired Assets.  In addition, the Parties shall each, and shall cause their respective Affiliates to, preserve and keep the financial records held by it relating to the Business conducted with the Acquired Assets prior to the Closing for a period of three (3) years from the Closing Date and shall make such records available to the other Party as may be reasonably required by such other Party in connection with, among other things, the conduct by the Buyer of the Business, any insurance claims, Tax Returns, governmental investigations, or securities offerings and shall permit such other Party to make and keep copies of such records, at such other Party’s sole cost and expense.

(d)           Employee Matters.  At the Closing, Buyer shall offer employment on an at-will basis, to those persons listed in Schedule 8 (provided, however, that Buyer shall not be required to offer employment to such persons listed on Schedule 8 as are listed in that certain letter delivered by Buyer to Seller dated as of even date herewith), such offer of employment to be at a base salary comparable to those upon which such persons were, on the date of execution of this Agreement (subject to any increase for annual or employment anniversary date raises of general application in the Ordinary Course of Business through the Closing Date), employed by Seller and such persons shall be entitled to benefits offered to Buyer’s employees generally (it being understood and agreed that the provisions of this Section 5(d) are not for the benefit of any of the persons listed in Schedule 8 and shall not, and shall not be construed to, give or vest in any of such persons any right or entitlement to employment, engagement or continued employment or engagement or to a particular level of compensation or benefits with or from either Seller or Buyer) and (B) make appropriate arrangements to transition those persons offered employment who have accepted employment with the Buyer to the payroll accounting or accounts payable systems and, if applicable, other human resources systems of Buyer and to Buyer’s benefit plans if applicable.

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(e)           Non-Competition.

(i)           In consideration of the Purchase Price and the assumption by Buyer of the Assumed Liabilities, for a period of five years from the Closing Date (the “Restricted Period”), Seller and its Affiliates shall not, except as provided in Section 5(e)(v), below, manufacture or sell Restricted Products in the United States or its territories, Mexico or Canada (the “Restricted Territories”).

(ii)           During the Restricted Period, Seller and its Affiliates shall not, directly or indirectly through another entity, (x) induce or attempt to induce any customer to cease doing Restricted Business with Buyer or any of its Affiliates, (y) induce or attempt to induce any supplier, licensee, licensor, franchisee or other business relation of Buyer or any of its Affiliates to terminate its Restricted Business related relationship with Buyer or such Affiliate or (z) interfere with the Restricted Business related relationship between Buyer and/or such Affiliate and any such customer, supplier, licensor, licensee or franchisee (including by making any negative statements or communications to such customer, supplier, licensor, licensee or franchisee about Buyer or such Affiliates) with the goal of disrupting such Restricted Business related relationship;

(iii)           During the Restricted Period, Seller and its Affiliates shall not, directly or indirectly through another entity, solicit, induce or conspire with or attempt to solicit, induce or conspire with any employee, independent contractor or officer of Buyer or any of its Affiliates to leave the employ or engagement of Buyer or any of its Affiliates, or to compete in the Restricted Business against the Buyer or any of its Affiliates or interfere with the employment or professional relationship between Buyer or any of its Affiliates and any employee, independent contractor or officer of Buyer or such Affiliate(s) in any way that is adverse to such employment or professional relationship;

(iv)           During the Restricted Period, Seller and its Affiliates shall not divert or attempt to divert any or all of the Restricted Business of Buyer’s or any of Buyer’s Affiliate’s customers or suppliers from Buyer or its Affiliates in violation of this Agreement or applicable law (including any applicable trade secrets law).

(v)           Notwithstanding anything to the contrary contained in this Agreement, Seller and its Affiliates shall be entitled to manufacture and sell, and shall not be restricted in any way from manufacturing or selling, to any Person, whether in the Restricted Territories or otherwise:

(A)         Non-fragranced candles and non-candle products under the brand names Sterno®, Ambria®, or Handy Fuel®;

(B)         candles and candle-related products directly to consumers through its PartyLite® brand, including through in-person meetings, Internet and catalogue;

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(C)          Restricted Products manufactured by Seller or its Affiliates for and under the name of a third party other than (y) Restricted Customers and (z) third parties who resell Restricted Products to Restricted Customers under the brand name of the Restricted Customers (for the avoidance of doubt, Seller and its Affiliates may manufacture and sell Restricted Products under the name of a third party that is not a Restricted Customer—but not under a Restricted Customer’s trade name or its private label brand name—for sale, directly or indirectly, to Restricted Customers for retail sales by those Restricted Customers); and

(D)         Restricted Products directly to consumers through Miles Kimball Company, including through Internet and catalogue.

(vi)           The covenants in this Section 5(e) are severable and separate, and the unenforceability of any specific covenant in this Section 5(e) is not intended by any Party to, and shall not, affect the provisions of any other covenant in this Section 5(e).  If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in this Section 5(e) are unreasonable as applied to Seller, the Parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and that they thereby shall be reformed to that extent as applied to Seller.

(vii)           All of the covenants in this Section 5(e) are intended by each Party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in this Section 5(e).  It is specifically agreed that the time periods specified in Section 5(e)(i) shall be computed by excluding from that computation any time during which Seller has been found by a court of competent jurisdiction to have been in violation of any provision of Section 5(e).

(viii)           Buyer and Seller hereby agree that this Section 5(e) is a material and substantial part of this Agreement, and absent Seller agreeing to be bound by this Section 5(e), Buyer would not have consummated the Acquisition.

(ix)           The parties hereto agree that money damages would not necessarily be an adequate remedy for any breach of this Section 5(e).  Because of the difficulty in measuring the economic losses that may be incurred by Buyer as a result of any breach by Seller of the covenants in this Section 5(e) and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, Seller agrees that Buyer may enforce the provisions of this Section 5(e) by any equitable or legal means, including seeking an appropriate injunction or restraining order against Seller if a breach of any of those provisions occurs.  Therefore, in the event of a breach or threatened breach of this Section 5(e), Buyer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (temporary and/or permanent), in order to enforce, or prevent any violations of, the provisions hereof.

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(x)           Notwithstanding anything to the contrary contained in this Agreement:

(A)         nothing in this Agreement shall or shall be deemed to prohibit the running by Seller or any of Seller’s Affiliates of general advertisements, not specifically addressed to Buyer or its Affiliates, offering employment or the hiring of any person who responds to any such general advertisement; and

(B)         neither Seller nor any of its Affiliates shall be restricted from owning, and each shall be entitled to be the owner of, not more than 5% of the outstanding securities of any class of an entity, whether engaged in the Restricted Business or not, which is publicly traded, so long as Seller has no active participation in the business of such entity.

(xi)           The provisions of this Section 5(e) shall expire, terminate and be of no further force or effect if the Borrowers (as defined in the Loan Agreement) fail to repay the entire outstanding principal amount of the Loan (as defined in the Loan Agreement) on or before the Facility Termination Date (as defined in the Loan Agreement).

(f)           Name Change.  Within 30 days after the Closing Date, Seller shall cause Midwest of Cannon Falls Canada, Midwest-CBK, Inc., and any other entity controlled or under common control with Seller that uses trademarks purchased hereunder, to each change its name to exclude any trademark purchased by Buyer hereunder.

(g)           Amendment to License Agreement.  The term “Patent” in that certain Patent License Agreement dated April 27, 2007 between Buyer and Seller is hereby amended to include U.S. Patent Application No. 11-549,017 filed with the United States Patent and Trademark Office on October 12, 2006 under the title “Container Candle with Mottled  Appearance.”

(h)           License Consents.  Following the Closing, Buyer may seek to obtain the consent to assignment of the license agreements referenced on Schedule 10. In the event Buyer seeks such consent within 60 days following the Closing and the licensor or counter party to such agreement requires a payment for such consent or refuses to consent and Buyer is required to purchase a comparable license, then Seller shall reimburse Buyer for 50% of the Contract Consent Costs with respect to each such license referenced on Schedule 10 computed on a license by license basis up to an aggregate amount not to exceed $200,000 such that that aggregate amount Seller shall be obligated to reimburse Buyer shall in no event exceed $100,000. Buyer shall be responsible for 100% of the Contract Consent Costs not otherwise required to be reimbursed by Seller. “Contract Consent Costs” means the payments made by Buyer in connection with obtaining the consents to the assignment of the contracts listed on Schedule 10 directly to the licensor and/or counter party to such agreements. Contract Consent Costs will include the costs to obtain a comparable replacement license to the extent that a consent to an assignment of the license cannot be obtained.  Any Contract Consent Costs paid by the Buyer (and not reimbursed by Seller) hereunder in excess of $100,000 (to the extent not reimbursed by Seller) shall, dollar-for-dollar, count toward the satisfaction of the aggregate deductible to be met for Buyer under Section 7(b)(i) as an Adverse Consequence thereunder.

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(i)           Additional Agreements of Buyer and Seller.  Buyer and Seller shall provide the transition services set forth on Schedule 5(i).  In addition, if Parties should determine that additional transition services would be required or otherwise be advisable between the date of this Agreement and the Closing Date, the Parties shall cooperate in good faith to amend Schedule 5(i) to add such services.

(j)           IDB Property and IDB Lease.  Buyer shall cause the Tennessee SPE to comply with the terms and obligations of the IDB Lease and any Credit Facility Documents (as defined in the IDB Lease), including providing sufficient funds to make any payments required thereunder and causing the Tennessee SPE to fulfill such other obligations under the IDB Lease applicable to the leasee thereunder.  Neither Buyer nor the Tennessee SPE shall take any action to (i) cause the Bonds (as defined in the IDB Lease) to be redeemed or (ii) purchase the IDB Property whether pursuant to Article XII of the IDB Lease or otherwise. The covenants set forth in the previous sentence of this Section 5(h) shall expire upon the satisfaction of all obligations of the Buyer and the SPEs under the Loan Agreement; provided, that, such expiration shall not relieve Buyer from any liability resulting from a breach of such provision occurring prior to such expiration.

Buyer shall use reasonable commercial efforts to have the Seller and its Affiliates removed and released from any Credit Facility Documents (as defined in the IDB Lease) within 30 days following the Closing. In the event the Buyer fails to comply with the previous sentence, it shall deliver a back-stop letter of credit to the letter of credit attached as Schedule 5(j) which backstop letter of credit shall remain in place for all period during which the letter of credit attached as Schedule 5(j) remains outstanding, including any extensions. In the event the Buyer fails to comply with the previous sentence, if applicable, it shall cash collateralize the letter of credit attached as Schedule 5(j) in an amount not less than $125,000, which cash collateral may be used to satisfy indemnification obligations of Buyer related to the IDB Lease.   In the event that Buyer shall be unable to have the Seller and its Affiliates removed and released from all Credit Facility Documents, Seller may request that (i) the Pledge Agreement and Loan Agreement be amended (and the Buyer, Seller and SPEs shall take such actions as are necessary to, and cause their affiliates to, effectuate such amendment) such that the obligations supported by the “pledged collateral” (as defined in the Pledge Agreement) and the security interests granted under the Loan Agreement shall support and provide security to Seller its obligations under the Credit Facility Documents and that the covenants applicable to the Borrowers under the Loan Agreement with respect to the SPEs shall remain in full force and effect notwithstanding the repayment of all obligations under the Loan Agreement so long as Seller or Blyth has any obligations (contingent or otherwise) under the Credit Facility Documents and (ii) Buyer and the Tennessee SPE purchase the IDB Property pursuant to the IDB Lease and satisfy in full and defease the related outstanding bonds at the sole cost and expense of Buyer and the Tennessee  SPE (and the Buyer, Seller and SPEs shall take such actions as are necessary to, and cause their affiliates to, effectuate such purchase and defesance).

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(k)           Real Property Taxes.  Seller has accrued Taxes for the Real Property (including any Taxes levied on the fixed assets located therein) in accordance with the Taxes that were due in 2010 and the accrual for such Taxes are taken into account on Exhibit C hereto. The Parties agree that to the extent that the Taxes due and payable on the Real Property (including any Taxes levied on the fixed assets located therein) for 2011 exceed those that were due and payable in 2010, then Seller shall promptly reimburse Buyer following written notice from Buyer for the portion of such increased Taxes that were attributable from the period beginning on January 1, 2011 and through and including the Closing Date.

SECTION 6.                                Deliveries at the Closing; Conditions and Termination.

(a)           Deliveries of Seller.

At the Closing, in addition to such other actions as provided for herein:

(i)           Seller will execute, acknowledge (if appropriate), and deliver to Buyer an Assignment and Assumption Agreement in the form of Exhibit A;

(ii)           Seller shall execute and deliver to the Buyer the IP Assignments;

(iii)           Seller shall execute and deliver to the Buyer and the SPEs the Loan Agreement to be executed by Seller;

(iv)           Seller shall deliver certified resolutions of Seller’s board of directors authorizing the execution and delivery by Seller of this Agreement, the Transaction Documents and all instruments and documents to be delivered in connection herewith and therewith and consummation of the transactions contemplated hereby and thereby; and

(v)           Seller shall deliver to Buyer such other instruments of sale, transfer, conveyance, and assignment (including the Lease Assignments) as Buyer and its counsel may reasonably request.

(b)           Deliveries of Buyer.

At the Closing, in addition to such other actions as provided for herein:

(i)           Buyer and the SPEs will execute, acknowledge (if appropriate), and deliver to Seller an Assignment and Assumption Agreement in the form of Exhibit A;

(ii)           Buyer shall execute and deliver to the Seller the IP Assignments;

(iii)           The SPEs and the other affiliates of Buyer shall execute and deliver the Loan Agreement to be executed by them;

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(iv)           Buyer shall pay to the Seller the Purchase Price as set forth in Section 2(c); and

(v)           Buyer shall deliver to Seller such other instruments of sale, transfer, conveyance, and assignment (including the Lease Assignments) as Seller and its counsel may reasonably request.

(c)           Condition to Closing. The parties agree and acknowledge that there are no conditions to Closing except that (i) it shall be a condition to Seller’s obligations to consummate the Closing (which condition may be waived by Seller) that Buyer shall deliver a certificate executed by an officer of Buyer attesting to the accuracy of the representations and warranties of Buyer and the SPEs as of the Closing Date (except for such inaccuracies that would not result in a Material Adverse Effect) and of their compliance with the covenants and obligations of Buyer and the SPEs to be performed prior to Closing hereunder (except for such noncompliance that would not result in a Material Adverse Effect) and (ii) it shall be a conditions to Buyer’s obligations to consummate the Closing (which condition may be waived by Buyer) that Seller shall deliver a certificate executed by an officer of Seller attesting to the accuracy of the representations and warranties of Seller as of the Closing Date (except for such inaccuracies that (A) with respect to the representations and warranties set forth in Section 3, other than those set forth in Sections 3(a) and 3(b), would not result in a Material Adverse Change and (B) with respect to the representations and warranties set forth in Sections 3(a) and 3(b), would not result in such representations and warranties failing to be true and correct in all material respects) and of Seller’s compliance with the covenants and obligations of Seller to be performed prior to Closing hereunder (except for such noncompliance that would not result in a Material Adverse Change).

(d)           Termination. This Agreement may be terminated, by written notice given prior to the Closing: (a) by mutual written consent of Seller and Buyer; (b) by written notice from Buyer, in the event there has been a Material Adverse Change with respect to Seller, and (c) by written notice from Seller, if Buyer and its Affiliates fail to consummate the transactions contemplated by this Agreement on or prior to May 31, 2011 and Seller stood ready and willing to consummate the transactions contemplated by this Agreement on or prior to such date. If this Agreement is terminated (i) in accordance with clause (b) of the previous sentence, this Agreement shall become null and void and of no effect with no liability to any party and all further obligations of the parties under this Agreement shall terminate, except for Section 8 (other than Section 8(e)); provided, however, the liability of Seller for any breach of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and (ii) in accordance with clause (c) of the previous sentence, Buyer shall be liable to Seller for liquidated damages equal to the Termination Fee.  Buyer acknowledges that the Termination Fee is not intended as a penalty and is an estimate as of the date of this Agreement of the damages to be incurred by Seller if Buyer and the SPEs fail to close the transactions contemplated by this Agreement.  The parties acknowledge that the agreements contained in this Section 8(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Accordingly, if Buyer fails to promptly pay the amount due pursuant to this Section 8(d)  and, in order to obtain such payment, Seller commences a suit that results in a judgment against Buyer for the Termination Fee or any

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portion thereof, Buyer shall pay to Seller (i) its documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit and (ii) interest on such amount or portion thereof at the prime rate of Bank of America N.A. in effect on the date such payment was required to be made through the date of payment in addition to the Termination Fee.  The termination right set forth in clause (c) above and the payment of the Termination Fee provided for in this paragraph shall be Seller’s sole remedy against Buyer and the SPEs for their failure to close the transactions contemplated by this Agreement except as provided herein.

The “Termination Fee” shall equal $1,500,000.00; provided, that if the Buyer proves by a preponderance of the evidence that it failed to close the transactions contemplated hereby prior to May 31, 2011 as a result of the Structuring Matters, the Termination Fee shall be $500,000.

SECTION 7.                                Remedies for Breaches of This Agreement.

(a)           Survival of Representations and Warranties.

All of the representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing and continue in full force and effect for a period of fifteen months thereafter; provided, however, that the representations and warranties contained in: (i) Sections 3(b), 3(d) and 3(e) and Sections 4(b) and (e) shall survive the Closing and continue in full force and effect indefinitely; and (ii) Sections 3(m) and (o) shall survive the Closing and continue in full force and effect until the 90th day following the applicable statute of limitations.

(b)           Indemnification Provisions for Buyer’s Benefit.

(i)           In the event Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Buyer makes a written claim for indemnification against Seller pursuant to Sections 7(e) and 8(h) below within the survival period (if there is an applicable survival period pursuant to Section 7(a) above), then Seller agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer or its Affiliates may suffer (including any Adverse Consequences Buyer or its Affiliates may suffer after the end of such survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (A) Seller shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Seller contained in Section 3(c) or Sections 3(f)-(t) above unless and until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $300,000 aggregate deductible (after which point Seller will be obligated only to indemnify Buyer from and against further such Adverse Consequences) and (B) (other than with respect to Seller’s representations and warranties contained in Sections 3(a), (b), (d), (e), (m) and (o) as to which the aggregate ceiling will be an amount equal to the Purchase Price), there will be a $8,000,000 aggregate ceiling on the obligation of Seller to indemnify Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of Seller.

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(ii)           Seller agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of Seller that is not an Assumed Liability, indefinitely.

(c)           Indemnification Provisions for Seller’s Benefit.

(i)           In the event Buyer or any SPE breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Seller makes a written claim for indemnification against Buyer pursuant to Sections 7(e) and 8(h) below within the survival period (if there is an applicable survival period pursuant to Section 7(a) above), then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of such survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(ii)           Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences suffered resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

(iii)           Each SPE shall be jointly and severally liable for the indemnification obligations of Buyer pursuant to this Agreement unless otherwise released by Seller.

(d)           Limitations.

Notwithstanding the foregoing, no indemnification for any Adverse Consequences shall be made pursuant to Section 7 if and to the extent that such Adverse Consequences (and any liabilities with respect thereto) were taken into account in determining the final Net Asset Book Value as set forth on the final Closing Date Net Asset Book Value Statement.

(e)           Notice of Potential Claims for Indemnification.

 In order for Buyer or Seller (each, as the case may be, the “Indemnified Party”) to be entitled to any indemnification provided for under this Section 7, such Indemnified Party shall give prompt written notice (an “Indemnification Notice”) to the other Party (each, as the case may be, an “Indemnifying Party”) of any matter or event that could give rise to any Adverse Consequences for which indemnification by an Indemnifying Party under this Section 7 may be due, including, but not limited to, any Third-Party Claim.  Each Indemnification Notice shall specify with particularity the basis on which indemnification is sought and the Indemnified Party’s good faith estimate of the amount and nature of any Adverse Consequences and, in the case of a Third-Party Claim, contain (by attachment or otherwise) all such other information as such Indemnified Party may have received from the third party claimant concerning such Third-Party Claim.  After the delivery of an Indemnification Notice, the Indemnified Party shall provide prompt written notice to such Indemnifying Party of all developments relating to any related Adverse Consequences and any material changes in Indemnified Party’s good faith estimate of the amount and nature of any related Adverse Consequences.  The Indemnified Party shall provide the Indemnifying Party with access, upon reasonable notice and during normal business hours, to its books and records, properties and personnel relating to such Adverse Consequences.  The Indemnified Party will not be entitled to indemnification for Adverse

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Consequences of the Indemnified Party to the extent that any unreasonable delay in providing an Indemnification Notice or notice of future developments or other failure to follow the procedures set forth in this Section 7(e) prejudices the Indemnifying Party’s ability to defend a Third-Party Claim or otherwise affects the Indemnifying Party’s ability to reduce the nature or amount of any related Adverse Consequences.

(f)           Objection to Non-Third-Party Indemnification Claim.

Upon receipt of an Indemnification Notice not involving a Third-Party Claim, an Indemnifying Party shall have 20 business days to object to the claim set forth in the Indemnification Notice by delivery of a written objection (an “Objection”) to the Indemnified Party specifying in reasonable detail the basis for such objection.  Failure to timely deliver an Objection shall constitute a final and binding acceptance of the claim by such an Indemnifying Party.  If the Indemnifying Party timely delivers an Objection, the parties shall in good faith seek to resolve any dispute within the 20 business day period following such Objection (the “Dispute Resolution Period”).  If the Parties have not resolved their dispute within the Dispute Resolution Period, either party may bring an action and the parties shall proceed in accordance therewith.

(g)           Matters Involving Third Parties.

(i)           At any time within 15 business days after the receipt of an Indemnification Notice with respect to a claim by a third party that could, including with the lapse of time, the giving of notice or both, give rise to any Adverse Consequences for which indemnification by an Indemnifying Party under this Section 7 may be due (each, a “Third-Party Claim”), the Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; provided further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(ii)           So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 7(g)(i) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld), it being agreed between the Parties that the Indemnified Party shall have the right to withhold consent if the judgment or proposed settlement requires the admission of wrongdoing on the part of the Indemnified Party or an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iii)           In the event the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 7(g)(i) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 7.

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(h)           Determination of Adverse Consequences. Indemnification payments under this Section 7 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party.  However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Adverse Consequences, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Adverse Consequences) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party.  For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (a “Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Adverse Consequences from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Adverse Consequences and the receipt of indemnification payment under this Section 7 for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items taken into account for any taxable year).  All indemnification payments under this Section 7 shall be deemed adjustments to the Purchase Price.

(i)           Exclusive Remedy. Other than with respect to the rights and remedies under the Loan Agreement or the Net Asset Book Value Adjustment set forth in Section 2(f), Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Section 7 shall be the exclusive remedy of Buyer and Seller with respect to the transactions contemplated by this Agreement; provided that, in the case of fraud or willful misrepresentation or breach, the foregoing indemnification provisions shall not be exclusive, but shall be in addition to any other rights or remedies to which Buyer and Seller or their respective assigns, as the case may be, may be entitled at law or in equity.  Without limiting the generality of the immediately preceding sentence, but subject to the proviso contained therein, Buyer and Seller hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental matters, including without limitation any such matters arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under CERCLA.

(j)           Blyth Guaranty.  Blyth, as the beneficial owner of all of the equity interests of Seller, hereby agrees to unconditionally, irrevocably and absolutely guaranty to Buyer and its permitted assigns the prompt and complete payment of all amounts owing to such Person by Seller pursuant to this Section 7.  In the event Seller fails or refuses to timely pay any amounts owing Buyer (or its permitted assigns) under this Section 7, Buyer (or its permitted assigns) shall make a written demand upon Blyth at the address set forth on the signature page hereto to pay such unpaid amounts.

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SECTION 8.                                Miscellaneous.

(a)           Press Releases and Public Announcements.

No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Party prior to making the disclosure).

(b)           No Third-Party Beneficiaries.

 This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)           Entire Agreement.

This Agreement (including the documents (including, without limitation, the Confidentiality Agreement) referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)           Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)           Payments to Buyer.

The Parties agree that amounts payable to Buyer by Seller pursuant to any right of Buyer to indemnification under this Agreement may at the option of Seller, may not be paid in cash but shall reduce the face amount of the Promissory Note on a dollar for dollar basis from the date such payment is due from Seller.  The Seller agrees (i) that it shall not offset amounts payable by Buyer to it against the proceeds of Acquired Receivables that may be received by it after the date hereof, such proceeds of Accounts Receivable to be forwarded as provided in Section 5(a), above, (ii) to provide reasonable notice of any proposed set off under this Section 8(e) and (iii) that it shall not reduce the Promissory Note by amounts payable to Buyer pursuant to Section 2(f) of this Agreement.

(f)           Counterparts.

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This Agreement may be executed in one or more counterparts (including by means of electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)           Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)           Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on receipt as shown by written or electronic records and either (i) delivered personally to the recipient, (ii) sent to the recipient by reputable overnight courier service (charges prepaid), (iii) sent to the recipient by facsimile transmission or electronic mail, or (iv) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:                                              Blyth, Inc.
One East Weaver Street
Greenwich, CT 06831
Attention:  Michael S. Novins, Esq.
Fax:  (203) 552-9168

Copy to:                                                 Alston & Bird LLP
Bank of America Plaza
101 South Tryon Street, Suite 4000
Charlotte, North Carolina 28280-4000
Attention:                      Lee R. Rimler, Esq.
Fax Number: (704) 444-1673

If to Buyer or the SPEs:                       MVP Group International, Inc.
1031 Le Grand Blvd.
Charleston, SC 29492
Attention: Jud Wooddy
Fax:  (843) 216-8386

Copy to:                                                Nelson Mullins Riley & Scarborough LLP
               201 17th St., NW, Suite 1700
              Atlanta, GA 30363
              Attention:  Rusty Pickering, Esq.
              Fax:  (404) 322-6035

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.  The copies referred to above in this Section 8(h) shall not be required to effectively deliver notice pursuant hereto to the Parties and the failure of any Party to provide

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such a copy or to provide a copy as provided for in the notice provision(s) of any document, instrument or agreement executed in connection herewith, shall not constitute a breach of this Agreement or of any such document, instrument or agreement.

(i)           Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(j)           Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.  No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)           Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)           Expenses.

Each of Buyer and Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Buyer and Seller shall each pay 50% of the transfer, mortgage and recording taxes and fees associated with the transfer of the Owned Real Estate.

(m)           Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

(n)           Incorporation of Exhibits and Schedules.

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The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o)           Confidentiality Agreement.

The Parties acknowledge and agree that (a) each of the Parties shall be bound by each and all of the terms, provisions and conditions set forth in the Confidentiality Agreement as if it were an original party thereto, and by doing so, it shall have all of the rights and obligations of a party thereto, with Buyer having the same rights and obligations as MVP (as defined in the Confidentiality Agreement) and Seller having the same rights and obligations as Blyth (as defined in the Confidentiality Agreement) and (b) the Confidentiality Agreement shall remain in full force and effect notwithstanding the execution and delivery of this Agreement and the consummation of the transactions that are contemplated hereby; provided, however, that in the event that the transactions contemplated hereby are consummated, Buyer shall be entitled to use, in connection with the conduct of the business conducted by Buyer with the Acquired Assets, the Confidential Information provided to it by Seller to conduct such business.  Without limiting the foregoing, Buyer and Seller acknowledge that each has heretofore provided, and will hereafter provide, sensitive Confidential Information to the other and that each has heretofore granted, and will hereafter grant, access to the other’s personnel who are critical to the conduct of their respective businesses.  Accordingly, each of the Parties further promises and agrees that, in the event that this Agreement is terminated for any reason, it will not thereafter (a) use any Confidential Information provided to it by the other Party in connection with the conduct of a business that is competitive with that of such other Party, or (b) for a period of three years from the date of such termination, hire, engage as a consultant or otherwise engage the services of any of the other Party’s employees (the “Additional Assurances”).  The foregoing Additional Assurances are intended to supplement the Confidentiality Agreement and shall be governed by the provisions of Sections 7, 9, 10 and 12 of the Confidentiality Agreement, which are incorporated herein and made a part hereof.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(o) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 8(o) shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

* * * * *

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MIDWEST - CBK, INC.

By:
Name:           Michael Novins
Title:             Vice President, General
      Counsel and Secretary

SOLELY FOR PURPOSES OF SECTION 7(J):

BLYTH, INC.

By:
Name:           Michael Novins
Title:             Vice President and General Counsel

[Signatures Continue on Following Page]

Signature Page to Asset Purchase Agreement

MVP GROUP INTERNATIONAL, INC.

By:
Name:           Jud Wooddy
Title:	Executive Vice President and General Counsel

430 GENTRY ROAD, LLC

By:
Name:           Jud Wooddy
Title:             Vice President

32007 64TH STREET, LLC

By:
Name:           Jud Wooddy
Title:             Vice President

600 EAST SHERWOOD, LLC

By:
Name:           Jud Wooddy
Title:             Vice President

Signature Page to Asset Purchase Agreement